LEUTHOLD FUNDS, INC. 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated January 28, 2022, and each included in this Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A, File No. 033-96634) of Leuthold Funds, Inc.

We also consent to the incorporation by referred of our reported date November 23, 2021, with respect to the financial statements and financial highlights of Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Select Industries Fund, Grizzly Short Fund, and Leuthold Core ETF (five of the funds constituting Leuthold Funds, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 28, 2022